Exhibit 10.12

CONTRACT SERVICES AGREEMENT

THIS CONTRACT SERVICES AGREEMENT (the "Agreement") is entered into this 20th day of April, 2004 (the "Effective Date") by and between Stellar International, Inc. (hereinafter “Stellar”) an Ontario Corporation with offices at 82 Wellington Rd. S., Suite 201, N6B 2K3, Canada and Dalton Chemical Laboratories, Inc. (hereinafter “Dalton”) an Ontario Corporation with offices at 349 Wildcat Rd., Toronto, Ontario, M3J 2S3, Canada.

WHEREAS, Stellar desires to have performed required processes and testing for the sterile fill of the Product and Dalton has the experience and laboratory facilities to perform such services on behalf of Stellar,

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.

DEFINITIONS

1.1.

"Substance" refers to Sterile Sodium Hyaluronate, 1%

1.2.

"Product" refers to  NeoVisc® Sterile Sodium Hyaluronate, 1% in 2mL pre-filled syringe Solution, 2

1.3

"Proprietary Information" means all Technical Data, procedures for exploiting Technical Data, information regarding the origin, nature, structure (including molecular structure), or other characteristics of the   Product, any information provided by Stellar to Dalton with respect to the Product ("Product Information") and any other information which may be disclosed by, or on behalf of Stellar to Dalton whether orally or in written form.  Proprietary Information shall not include any information which can be shown to: (i) have been publicly known prior to disclosure by the disclosing party; (ii) have become publicly known, without fault of the receiving party, subsequent to its receipt by the receiving party; (iii) have been otherwise known by the receiving party prior to its receipt from the disclosing party; or (iv) have been received by the receiving party from a third party without any obligation of confidentiality.

1.4.

"Technical Data" means any and all information collected or derived in or as a result of Dalton's work with the Product, including without limitation, any results of the sterile fill process and any other information, discovery, or invention regarding the   Product learned by Dalton in the process of or as a result of such work.

1.5.

"Master Batch Record" means a document that defines the component required and quantities required for the manufacture of the Product and provide a step by step procedure for the manufacturing process being preformed.

1.6

"Release Specifications" means the tests and limits against which raw material, intermediate and final product are measured prior to use and/or release.

1.7

"Schedules"

Contract Services Agreement Stellar International Inc. and Dalton Chemical Laboratories Inc.                      1

The following schedules are attached to and form part of this Agreement:

Schedule A:

Program Costs

2.

MANUFACTURING

2.1

Obligations of Stellar

Stellar will:

2.11

Provide the Substance, at Stellar’s expense, as required to fulfill Stellar’s order(s);

2.12

Provide written methods for all required quality control and release tests used in the manufacture of the Substance and Product, where available;

2.13

Make available to Dalton the process for the manufacture of the   Product;

2.14

Where feasible, provide an annual projected Product requirement when this information becomes available to assist with scheduling of Stellar fills and to insure adequate components and raw materials.

2.15

Provide a purchase order for each batch of Product required at least twelve weeks prior to the proposed delivery date of such batch. Required delivery date(s), and labeling requirements will accompany the purchase order; and

2.16

Adhere to its obligations outlined in the GMP Responsibility Agreement between Dalton and Stellar dated 05/02/03.

2.2

Obligations of Dalton

Dalton will:

2.21

Purchase all necessary materials required for processing and perform quality control release procedures in consultation with Stellar;

2.22

Retain and provide appropriate personnel, facilities, equipment and support documents to carry out the formulation of the Drug Substance into the Product and to perform the filtration and sterile fill of the Product as required by this Agreement;

2.23

Prepare and maintain all records and documents required for the formulation of the Substance into the Product and for the filtration of the Product and sterile fill of the Product;

2.24

Perform the formulation of the Substance into the Product and perform the filtration and sterile fill of the Product as governed by the Master Batch Records;

2.25

Perform required release testing according to the Release Specifications, and provide a certificate of analysis (C of A) for the   Product with copies of the analytical data to support the C of A.

Contract Services Agreement Stellar International Inc. and Dalton Chemical Laboratories Inc.                      2

2.26

Prepare and provide to Stellar a copy of the executed batch records for each batch of Substance and Product formulated, filtered and filled following approval by Dalton’s QA/RA Department;

2.27

Release the Product to Stellar, or store the Product at Dalton, or ship the Product to a third party as identified by Stellar, subject to the completion of batch record review by Dalton, only in accordance with the Release Specifications unless instructed otherwise, in writing, by Stellar;

2.28

Store the Substance and Product, in a secure, limited access area, at Dalton’s facility in accordance with cGMPs and Stellar’s instructions; and

2.29

Adhere to its obligations outlined in the GMP Responsibility Agreement between Dalton and Stellar dated 05/02/03.

3.

TERM

The term of this Agreement shall be in effect for a period of five years from the Effective Date and may be renewed only by a written agreement between the parties.

4.

PAYMENT

As consideration for the services described in Section 2, Stellar shall pay Dalton compensation in such amounts and at such times as are set forth in Schedule A.

4.1

Except where otherwise expressly provided, all amounts in this Agreement are stated and will be paid in the lawful currency of Canada.

4.2

Stellar and Dalton will be permitted to renegotiate the per vial price if the manufacturing process, as designed and described by Stellar to Dalton, differs materially from that which is used for the production of the Product.  Stellar or Dalton will be permitted to renegotiate the per vial price, acting reasonably, if the failure rate under the Release Specifications for Finished Product exceeds 20% of the batches produced in a 12-month period.

4.3

The per vial price for the manufacture of the Product may be adjusted annually at the contract anniversary date. Such new per vial price shall reflect any improved efficiencies encountered by Dalton in the manufacture of the Product; the cost of drug regulatory rule changes after the date of this agreement that impact the cost of the Product by more than 5% and any changes in component and raw material costs.

A new per vial price, if applicable, shall be set no later than November 30th and will be binding upon the parties for the next twelve (12) months.  It is understood that if the new per vial price shall not exceed the Canadian Consumers Price Index.

5.

PROPRIETARY INFORMATION

5.1

Ownership.  Dalton understands and agrees that the Product constitutes Proprietary Information of Stellar and that the Product Information supplied with respect to the Product also constitutes Proprietary Information of Stellar and that Stellar has and shall retain all rights in such Product and Proprietary Information.  Dalton further agrees that all Technical Data shall be the property of Stellar and Dalton shall take such steps as may be necessary from time to time to fully vest title in such Technical Data and in any intellectual property rights therein in Stellar.

Contract Services Agreement Stellar International Inc. and Dalton Chemical Laboratories Inc.                      3

5.2

Protection of Proprietary Information.  Dalton (i) shall not, without the prior written consent of Stellar, initiate any research, testing, screening or development relating to any Proprietary Information of Stellar (including, without limitation, the Product or any Technical Data) or use the Product, Technical Data or    Product Information for any purpose other than the purposes set forth in this Agreement, or in a separate written instruction from Stellar; (ii) agrees not to disclose Proprietary Information to any third party without the prior written consent of  Stellar, provided that Dalton may disclose such information to those of its employees or consultants as are bound by written agreement to observe the requirements hereof that apply to Dalton, (iii) shall exercise at least the same degree of care to safeguard the confidentiality of  Stellar's Proprietary Information as it would exercise in protecting the confidentiality of similarly valuable property of its own; and (iv) agrees to take all reasonable measures to prevent inadvertent or unauthorized disclosure, publication or dissemination of any Proprietary Information.

5.3

Publications.  Dalton agrees not to publish any material that includes any information relating in any way to the Product, the Technical Data or the work performed hereunder, without the prior written consent of Stellar.

5.4

Use of Name.  Neither party shall, without the prior written consent of the other, use the other's name (including any trademark, service mark, or similar identifier of Stellar) or disclose the existence of or nature of work conducted under this Agreement, except as required by law including without limitation any requirement of securities laws or stock exchanges governing Stellar.

6.

NON-COMPETITION, PROPRIETARY PRODUCTS

Dalton agrees that where Stellar will be providing structures, syntheses, and/or formulation(s) of novel   product(s) of commercial interest to Stellar, and where Dalton has developed structures, syntheses, and/or formulation(s) of novel product(s) for Stellar, ("Proprietary   Products"), all rights, title and interest in such Proprietary Products shall be exclusively in Stellar, all information regarding such Proprietary Products as well as all quantities of the Proprietary Product itself shall be considered Proprietary Information of Stellar, and Dalton agrees that neither during the term of this Agreement or for a period of five (5) years thereafter will it formulate, fill or supply any Proprietary Products for any third party.

7.

PATENT PROSECUTION

Stellar shall have the sole right to file patent applications (including filings in foreign countries), and to prosecute and maintain patents on any information, discoveries, or inventions resulting from Dalton's work under this Agreement, including without limitation the protocol and all Technical Data, and Dalton agrees that sole and exclusive rights to all such information, discoveries or inventions shall reside with Stellar.

8.

TERMINATION

This Agreement may be terminated at any time upon sixteen (16) weeks prior written notice by either party to the other.  Upon completion or termination of this agreement, all provisions regarding patent rights, publications, Proprietary Information, and Section 6 shall survive for a period of five years and such termination shall not prejudice any claim or remedy that a party may have in law or equity.  In addition Stellar may terminate this Agreement immediately upon written notice to Dalton in the event of a breach of Section 2, 5 or 6. Dalton shall return to Stellar all Substance and Product, Technical Data and Proprietary Information forthwith upon completion or termination of this Agreement.  One copy of this Information may be kept by Dalton solely for compliance and archival purposes.

Contract Services Agreement Stellar International Inc. and Dalton Chemical Laboratories Inc.                      4

9.

WARRANTY, INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1

Warranty.  Dalton will use its professional experience and reasonable professional best efforts in its performance hereof.  However, Dalton does not represent, warrant or guarantee that its research results or research product(s) produced therefrom are merchantable or satisfactory for any particular purpose, and makes no warranties, express or implied, to such effect other than set forth herein.

9.2

Indemnification.   Each party hereby agrees to indemnify and hold harmless the other, including its respective officers, directors, representatives, agents and employees from and against any and all demands, claims or actions of any character presented or brought on account of any injuries, losses, or damages sustained by any person or property arising out of the indemnifying party's performance hereof, except where such injuries, losses or damages arise out of the bad faith negligence or willful misconduct of the party to be indemnified.  The foregoing indemnification shall include but not be limited to court costs, attorney's fees, costs of investigation, and costs of defense associated with such demands, claims, suits or actions.

9.3

Insurance.

Dalton shall have in force and shall require any sub-contractor to have in force:

9.3.1

Employer’s Liability Insurance and

9.3.2

General Liability and Product Liability Insurance for such sum and range of cover as Dalton deems to be appropriate, but not less than $1 million for any one accident or incident, unless otherwise agreed by Stellar in writing.

All such insurances shall be extended to indemnify Stellar against any claim for which Dalton or sub-contractor may be legally liable.

9.3.3

The policy or policies of insurance shall be shown to Stellar whenever Stellar requests together with satisfactory evidence of payment of premiums.

9.3.4

Stellar shall maintain Employer’s Liability and General Liability Insurance in respect to their own liabilities.

9.3.5

Dalton shall immediately notify Stellar’s Representative of any incident in connection with work performed by Stellar by Dalton which may form the subject matter of an insurance claim under either party’s policies.

10.

GENERAL

10.1

Entire Agreement.  This Agreement constitutes the entire agreement between parties hereto pertaining to the subject matter hereof and supersedes all prior agreements whether oral or written between the parties with respect to such subject matter.

10.2

Relationship of the Parties.  Both parties are independent contractors under this Agreement.  Nothing contained in this Agreement is intended or shall be construed to constitute Stellar and Dalton as partners or joint venturers with respect to this Agreement.  Except as expressly provided herein neither party hereto shall have any express or implied

Contract Services Agreement Stellar International Inc. and Dalton Chemical Laboratories Inc.                      5

right or authority to assume or create any obligations on behalf of or in the name of other party or to bind the other party to any other contract, agreement or undertaking with any third party.  Dalton further acknowledges that Stellar shall have no responsibility for Dalton's conduct of its activities hereunder and that Stellar shall not be liable for any damages that may result from such activities by Dalton unless caused by the grossly negligent or willful conduct of Stellar.

10.3   Force Majeure.  If either party is prevented or hindered from carrying out its obligations under the Agreement by circumstances beyond its reasonable control including without limitation any form of Government intervention and industrial action (including a work disruption by Dalton’s employees or arising from a dispute between a third party and the third party’s employees),  such circumstances being referred to as “force majeure”, then the performance of such obligations shall be suspended for such time as the force majeure circumstances last and the party affected shall not be liable for any delay occasioned thereby.

If such delay shall extend for beyond a six month period, the party not affected by the force majeure circumstances may by notice in writing terminate the Agreement and no liability shall by reason of such termination attach to either party except for amounts accrued as at the date of termination.

Shortage of labour, materials or utilities, or delays by sub-contractors, shall not by themselves constitute force majeure unless they are caused by circumstances which are force majeure circumstances within the meaning of this Clause.

Costs arising from force majeure circumstances shall be borne by the party incurring such costs.

10.4

Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with the laws of Province of Ontario, and federal laws of Canada applicable therein without regard to any choice of law provisions.  All controversies arising hereunder shall be subject to the exclusive jurisdiction of the provincial courts sitting in the province of Ontario, and Dalton hereby irrevocably consents to jurisdiction and service of process in any proceeding therein.

10.5

Further Assurances.  Each party hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.6

Expenses.  Each party shall bear its own expenses in connection with this Agreement, if not expressly provided to the contrary herein.  In the event that legal action is undertaken to enforce the terms of this Agreement, the prevailing party shall be entitled to reimbursement of all costs (including reasonable attorney's fees) incurred in connection therewith.

10.7

Binding Effect.  This Agreement shall enure to the benefit of and be upon the parties hereto and their respective successors and permitted assigns.

10.8

Assignment and Waiver.  This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.  The waiver by any party of a breach of any provision of this Agreement shall be in writing only and shall not be construed as a waiver of any other breach of that or any other provisions hereof.

Contract Services Agreement Stellar International Inc. and Dalton Chemical Laboratories Inc.                      6

10.9

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Stellar International Inc.

By:

/s/ Peter Riehl___________

Peter Riehl

President

Dalton Chemical Laboratories, Inc.

By:

/s/ Peter Pekos_____

Peter Pekos

President and CEO

Contract Services Agreement Stellar International Inc. and Dalton Chemical Laboratories Inc.                      7

Schedule A

Program Costs

•

Substance to be filled: NeoVisc® Sterile Sodium Hyaluronate, 1% in 2mL pre-filled syringe

•

Quantity of released syringes, including retention samples: Approximately 13,000 syringes.

•

Cost: $3.90 per syringe.  Syringes in excess of 13,000 syringes may be purchased at the discretion of Stellar at a cost of $3.90 per syringe.

•

Order Placement: A purchase order is required from Stellar twelve weeks prior to the initiation of each fill.

•

Terms of Payment:  A 25% non-refundable deposit is required upon placement of order.  A 50% payment is required upon the fill date. The 25% balance is required upon release of the syringes along with all pertinent documentation (outlined in the GMP Responsibility Agreement between Dalton and Stellar dated 05/02/03).

•

Delivery of released vials and documentation:  Approximately 12 weeks after the receipt of a purchase order to allow for scheduling, fill preparation and execution, analytical testing and reporting and completion of release documentation.

Summary and Timing of Costs*

	Sterile Fill Phase
	Cost	Timing
Total Cost**	$50,700.00
Deposit 1**	$12,675.00	With purchase order.
Deposit 2**	$12,675.00	Upon fill date
Deposit 3**	$12,675.00	Upon release of the syringes and receipt of all documentation (C of A, executed batch records, analytical data)
Balance**	$12,675.00	Net 30 days
P.O.	Required
Invoice	Required

*Summary and Timing of Costs assumes a fill of 13,000 syringes.  In the event less than 13,000 vials are delivered, the “Balance” figure would be adjusted accordingly.

** Plus applicable taxes.

Contract Services Agreement Stellar International Inc. and Dalton Chemical Laboratories Inc.                      8